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                                                                    EXHIBIT 10.5

                         January 5, 1999


Mr. Joseph Bellini
805 Huntington Court
Southlake. TX 76092

Dear Joe:

     We at C-Bridge Internet Solutions, Inc. ("C-bridge" or the "Company") are pleased to offer you the position of President and Chief Operating Officer of our Company. This position will report directly to the Chief Executive Officer of C-bridge. Subject to your acceptance of the terms of this letter agreement, your employment with us will commence on February 4, 1999.

     As a full time employee, you will receive compensation as follows: (i) $250,000.00 base salary paid in equal semi-monthly installments, (ii) $50,000.00 performance bonus depending on your achievement of certain goals to be determined by you and the Company, and (iii) $50,000.00 additional bonus depending on your surpassing certain goals to be determined by you and the Company. You will be eligible to participate in all employee benefit plans and programs made available generally to employees of C-bridge or to executive employees of C-bridge. Descriptions of the benefit plans currently being offered are available for your review. Please note that any benefit may, from time to time, be amended or terminated with or without prior notice. In accordance with Company policies, you will also be reimbursed for all business, promotional, entertainment expenses incurred on behalf of the Company or to further the Company's business.

     Although you will be employed full time by C-bridge, you will have the right to participate in charitable and community organizations, and also to participate in activities outside of the Company related to the Company's business, such as, for example, industry trade shows, seminars, forums, lectures and standards setting committees. You will also have the right to provide advisory services to your former employer under a separate agreement with your former employer, such services to be limited to a maximum of 30 days per year. However, none of these activities may interfere in any important way with your responsibilities as Chief Operating Officer of the Company.

     Effective upon your employment, you will receive stock options to purchase 1,550,000 shares of the common stock of the Company, S0.000001 par value per share (the "Options"; "Common Stock"). To the maximum extent possible under applicable tax rules and tax rules and regulations then in effect, the Options will be incentive stock options within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended, for federal income tax purposes, and the balance, if any, of the Options will be non-qualified stock options. The Options will be issued at the current exercise price of $.30 per share. The Options will vest over a four year period, in eight equal semi-annual installments commencing six months after the date of grant, except that (i) 100% of the Options shall vest immediately upon the sale of the Company or a change of control (a transaction after which new stockholders other than Sundar Subramaniam, John Donovan, or trusts for the benefit of them or their families own more than fifty percent (50%) of the outstanding shares of the Company) and
(ii) if at the time of the Company's IPO (as defined below) less than 50% of the Options have vested, then 50% of the Options shall vest immediately upon such IPO and the remainder shall vest in four equal semi-annual installments commencing six months after the IPO. The Options will terminate immediately if your employment is terminated by the Company for "Cause" (as defined below) or if you voluntarily leave the Company. If the Company terminates your employment without Cause or if you die, the portion of the Options that would have vested at the end of that semi-annual period if not for your termination or death shall vest immediately. Accordingly, you or
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your estate, as the case may be, may exercise the vested portion of the Options in accordance with their terms. Notwithstanding anything to the contrary in this Agreement or your Incentive Stock Option and Non-Qualified Stock Option Agreements, which shall be in the form attached hereto as Exhibits A and B and be dated as of the first day of your employment with the Company, in the event that your employment is terminated by the Company without Cause, the options which have vested as of the date of termination will remain exercisable until 90 days after termination, after which date they shall be deemed to have expired. In the case of a conflict or ambiguity between the provisions hereof and the provisions of Exhibit A or Exhibit B hereto, the provisions hereof shall prevail.

     For purposes of this Agreement, an IPO shall be a firm commitment underwritten public offering of Common Stock made in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state laws which has an aggregate offering price of $20,000,000.00 or more.

     With respect to protection against dilution, you will not be treated any differently than any current stockholder. We anticipate that the Board may issue further options to employees, including officers, as dictated by the interests of the Company. All options will be issued under the Company's 1997 Stock Incentive Plan, as amended, or successor plans. You will receive the equivalent registration rights, if any, granted to Sundar Subramaniam. The Company shall use it best efforts to have the stock issued to you pursuant to the exercise of the Options qualify under for the exemption from registration provided by Rule 701 promulgated under the Securities Act, or any successor rule.

     You may exercise your options and pay for the stock with other stock which you already hold, provided the Company will not thereby incur an expense charge (normally, the shares must be held for six months to avoid such a charge). If this method of payment is not feasible because of such expense charge, the Company will cooperate with you to facilitate the exercise of the Options and payment of the exercise price of the shares.

     The Company may discharge you at any time for Cause upon delivery of written notice to you, making reference to this paragraph and specifying with particularity the actions or inactions constituting such Cause. For purposes of this letter agreement, a termination for "Cause" shall mean only termination for any one or more of the following reasons:

  a. being convicted of criminal conduct constituting a felony offense, other than a traffic offense, whether or not related to your employment;

  b. negligence in the performance of your duties on behalf of the Company which results in a material detriment to the Company and is not cured or corrected within thirty (30) days after your receipt of written notice from the Company referring to this paragraph and describing with specificity the conduct or omission constituting negligence;

  c. fraud or embezzlement with respect to funds of the Company, as determined by the Board; or

  d. your failure to comply with lawful instructions given to you by the Board of Directors which is not cured or corrected within thirty (30) days after your receipt of written notice from the Company referring to this paragraph and describing with specificity the instructions with which you did not comply. Notwithstanding the foregoing, a refusal by you to move your residence away from the Boston area at the Company's request will not constitute a failure to comply under this paragraph.

     It is understood that you are not being offered employment for a definite period of time and that either you or C-bridge may terminate the employment relationship at any time and for any reason without prior notice.

     As you know, the Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be
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required to complete within the first three days of your employment. Please bring the appropriate documents listed on that form with you when you report to work.

     We have agreed upon a form of "Confidentiality and Non-Competition Agreement" (the "CNA") a copy of which is attached as Exhibit C. This offer of employment is conditioned on your willingness to sign and abide by the terms of this agreement. In making this offer, C-bridge understands that you are not under any obligation to any former employer or any person, firm or corporation which would prevent, limit or impair in any way the performance by you of your duties as an employee of C-bridge, other than as set forth in the CNA, the third paragraph hereof, or as otherwise disclosed in writing to the Company on or prior to today. Please return the signed CNA with the signed copy of this offer letter.

     Please acknowledge your acceptance of this offer by signing at the bottom of this letter agreement and returning a signed copy to the attention of Laura Kelly, Human Resources. An extra copy of this offer, signed on behalf of the Company, has been included for your records.

     The undersigned officer represents and warrants that he has full power and authority to enter into this letter agreement on behalf of the Company, and that the execution, delivery and performance of this letter agreement have been authorized by the Board of Directors of the Company. Upon your acceptance of this letter agreement by signing and returning it to the Company, this letter agreement will become binding upon you and the Company. Notwithstanding the foregoing, the Company and you may enter into a more formal employment agreement consistent with the terms of this letter agreement, but this letter agreement and the offer of employment contained herein are not contingent in any manner on the execution and delivery of a separate employment agreement.

     Notwithstanding the formal nature of this letter agreement, you should know that we are very excited at the prospect of working with you to continue our task of creating a great company. We know that your leadership will be instrumental in moving us forward We believe this will mark the beginning of a long-term mutually beneficial relationship. We look forward to having you on board.

                              Sincerely,

                              /s/ Sundar Subramaniam
                              ______________________
                              Sundar Subramaniam
                              Chairman



ACKNOWLEDGED AND AGREED


/s/ Joseph M. Bellini
_______________________________
Joseph Bellini